Exhibit 99.1

NEWS RELEASE

November 11, 2016	OTCQX: DPDW

DEEP DOWN REPORTS THIRD QUARTER 2016 RESULTS

HOUSTON, November 11, 2016 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended September 30, 2016.

OPERATING RESULTS

For the third quarter of 2016, Deep Down reported net income of approximately $1.0 million, or $0.06 per diluted share, compared to a net loss of $0.6 million, or $0.04 loss per diluted share for the third quarter of 2015.

Revenues for the quarter ended September 30, 2016 were $9.2 million compared to revenues of $6.1 million for the quarter ended September 30, 2015. The increase of just over $3.0 million (49 percent) is a result of the commencement of procurement and manufacturing activities on several offshore projects that were delayed in prior quarters.

Gross profit for the quarter ended September 30, 2016 was $3.3 million, or 36 percent of revenues, compared to $1.9 million, or 31 percent of revenues for the quarter ended September 30, 2015. The $1.4 million, and 5 percent increases in gross profit and gross profit percentage, respectively, are due primarily to increased costs incurred on prolonged fixed-price projects for a large customer that impacted our gross profit and gross profit percentage for the three months ended September 30, 2015, which did not occur during the three months ended September 30, 2016.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA for the quarter ended September 30, 2016 was $1.5 million compared to Modified EBITDA loss of $0.01 million for the quarter ended September 30, 2015. The $1.5 million increase is primarily attributable to our increase in revenues and gross profit, as mentioned above.

At September 30, 2016, we had working capital of $14.6 million, including cash of $6.7 million.

Ronald E. Smith, Chief Executive Officer, stated, “More than two years following significant decreases in oil prices, the industry has adjusted to the new normal of lower prices. As companies continue to adapt, the industry is transitioning towards focusing on the total cost of a project, rather than simply pushing for reduced prices.

“This transition is providing unique opportunities for us, as we assist our customers through their project execution strategies. We are also pursuing multiple opportunities where we seek to leverage our core technologies in non-traditional areas of the energy industry, as well as providing innovative solutions for emerging segments of the oil industry.

“While we have seen a reduction in our backlog from recent historic highs, our cost rationalization efforts continue to bear fruit, resulting in as strong a balance sheet as we have ever had.

“We intend to continue adjusting our operations to best serve our customers’ needs.”

EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call Thursday, November 17, 2016 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 18041610.

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At the conclusion of the call, a replay will be available until December 1, 2016.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowninc.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
(In thousands, except per share amounts)				(As restated)
Revenues	$9,165	$6,147	$19,489	$18,516
Cost of sales	5,868	4,231	12,817	13,364
Gross profit	3,297	1,916	6,672	5,152
Total operating expenses	2,323	2,492	7,689	7,026
Operating income (loss)	974	(576)	(1,017)	(1,874)
Total other income (expense)	10	(66)	1,019	(85)
Income (loss) before income taxes	984	(642)	2	(1,959)
Income tax (expense) benefit	(5)	3	(16)	(11)
Net income (loss)	$979	$(639)	$(14)	$(1,970)
Net income (loss) per share, basic and diluted	$0.06	$(0.04)	$–	$(0.13)
Weighted-average shares outstanding, basic and diluted	15,493	15,032	15,534	15,091

Modified EBITDA data:
Net income (loss)	$979	$(639)	$(14)	$(1,970)
Less gain on sale of Channelview property	–	–	(1,070)	–
Deduct (add back) interest (income) expense, net	(10)	75	51	200
Add back depreciation and amortization	483	429	1,295	1,270
Add back (deduct) income tax expense (benefit)	5	(3)	16	11
Add back share-based compensation	35	129	309	382
Modified EBITDA (EBITDA Loss)	$1,492	$(9)	$587	$(107)

Cash flow data:
Cash provided by (used in):
Operating activities			$2,653	$806
Investing activities			2,867	(488)
Financing activities			833	(661)

	September 30, 2016	December 31, 2015
Balance sheet data:
Cash	$6,727	$4,274
Current assets	19,336	16,823
Current liabilities	4,712	4,955
Working capital	14,624	11,868
Total assets	28,153	28,538
Total debt	–	2,747
Total liabilities	4,712	4,955
Stockholders' equity	23,441	23,583

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